Exhibit 99.2

Deere & Company

Other Financial Information

	Equipment Operations		Agricultural Equipment		Commercial and Consumer Equipment		Construction and Forestry
For the Twelve Months Ended October 31,	2006	2005	2006	2005	2006	2005	2006	2005
Dollars in millions
Net Sales	$19,884	$19,401	$10,232	$10,567	$3,877	$3,605	$5,775	$5,229
Average Identifiable Assets
With Inventories at LIFO	$7,546	$7,248	$3,652	$3,612	$1,581	$1,554	$2,313	$2,082
With Inventories at Standard Cost	$8,634	$8,312	$4,386	$4,296	$1,767	$1,772	$2,481	$2,244
Operating Profit	$1,905	$1,842	$882	$970	$221	$183	$802	$689
Percent of Net Sales	9.6%	9.5%	8.6%	9.2%	5.7%	5.1%	13.9%	13.2%
Operating Return on Assets
With Inventories at LIFO	25.2%	25.4%	24.2%	26.9%	14.0%	11.8%	34.7%	33.1%
With Inventories at Standard Cost	22.1%	22.2%	20.1%	22.6%	12.5%	10.3%	32.3%	30.7%
SVA Cost of Assets	$(1,036)	$(998)	$(526)	$(516)	$(212)	$(213)	$(298)	$(269)
SVA	$869	$844	$356	$454	$9	$(30)	$504	$420

	Financial Services
For the Twelve Months Ended October 31,	2006	2005
Dollars in millions
Net Income	$584	$345
Average Equity	$2,466	$2,227
Return on Equity	23.7%	15.5%
Operating Profit	$521	$491
Change in Allowance for Doubtful Receivables	$15	$(12)
SVA Income	$536	$479
Average Equity Continuing Operations	$2,424	$2,110
Average Allowance for Doubtful Receivables	$148	$150
SVA Average Equity	$2,572	$2,260
Cost of Equity	$(457)	$(410)
SVA Continuing Operations	$79	$69
SVA Discontinued Operations	$0	$25
SVA Total	$79	$94

The Company evaluates its business results on the basis of generally accepted accounting principles.  In addition, it uses a metric referred to as Shareholder Value Added (SVA), which management believes is an appropriate measure for the performance of its businesses.  SVA is, in effect, the pretax profit left over after subtracting the cost of enterprise capital.  The Company is aiming for a sustained creation of SVA and is using this metric for various performance goals.  Certain compensation is also determined on the basis of performance using this measure.  For purposes of determining SVA, each of the equipment segments is assessed a pretax cost of assets, which on an annual basis is 12 percent of the segment’s average identifiable operating assets during the applicable period with inventory at standard cost.  Management believes that valuing inventories at standard cost more closely approximates the current cost of inventory and the Company’s investment in the asset.  Financial Services is assessed a pretax cost of equity, which on an annual basis is approximately 18 percent of its average equity during the period excluding the allowance for doubtful receivables.  The cost of assets or equity, as applicable, is deducted from the operating profit or added to the operating loss of the equipment segments or Financial Services to determine the amount of SVA.  For this purpose, the operating profit of Financial Services is net income before income taxes, changes to the allowance for doubtful receivables and discontinued operations.  The average equity and operating profit of Financial Services is adjusted for the allowance for doubtful receivables in order to more closely reflect credit losses on a write-off basis.

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